Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-121443) of our report, dated March 23, 2005, relating to the consolidated financial statements of Interline Brands, Inc., a Delaware corporation, and its subsidiaries, appearing in the Annual Report on Form 10-K/A of Interline Brands, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Jacksonville, Florida
April 13, 2005